Exhibit 3.24

LIMITED LIABILITY COMPANY AGREEMENT
OF
STRATOSPHERE LAND LLC
a Delaware limited liability company

This Limited Liability Company Agreement (the “Agreement”) of Stratosphere Land LLC, a Delaware limited liability company (the “Company”), is made, adopted and entered into at Las Vegas, Nevada, as of February 12, 2008 (the “Effective Date”), by Stratosphere LLC, a Delaware limited liability company (the “Member”), which is the sole member of the Company, with reference to the recitals set forth below.

R E C I T A L S

A.            On the Effective Date, the Company was converted from a Nevada corporation named “Stratosphere Land Corporation”, by the filing of Articles of Conversion in the office of the Nevada Secretary of State and by the filing of a Certificate of Conversion and the Certificate of Formation in the office of the Delaware Secretary of State;

B.            As of the Effective Date, the Member desires to set forth and adopt the limited liability company agreement of the Company to provide for the conduct of the Company’s business and affairs on and after the Effective Date.

NOW, THEREFORE, the Member hereby agrees to and adopts the following:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.  The capitalized terms used in this Agreement shall have the following meanings:

Act.  “Act” means the Delaware Limited Liability Company Act.

Affiliate.  “Affiliate” means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person.  For purposes of this definition, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Agreement.  “Agreement” means this Limited Liability Company Agreement.

Certificate of Formation.  “Certificate of Formation” means the Certificate of Formation of the Company as filed with the office of the Delaware Secretary of State.

Capital Contribution.  “Capital Contribution” means a contribution to the capital of the Company in cash, property, or otherwise.

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the Effective Date.  A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the Effective Date, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

Company.  “Company” means Stratosphere Land LLC, a Delaware limited liability company.

Covered Person.  “Covered Person” means the Member, any officer of the Company and any other Person designated by the Member as a Covered Person, or any Person who was, at the time of the act or omission in question, a Member, an officer of the Company or a Person designated by a Member as a Covered Person.

Interest.  “Interest” means the entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided under the Act and this Agreement.

Member.  “Member” means Stratosphere LLC, the sole member of the Company.  As of the Effective Date, immediately after the conversion of the Company, the Member was converted from Stratosphere Corporation, a Delaware corporation, into Stratosphere LLC, a Delaware limited liability company.  The Member’s name, address and ownership interest are as set forth on Schedule I attached hereto.

Person.  “Person” means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

Regulations.  “Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code.  If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner”, the term “Company” shall be substituted in the Regulations for the term “partnership”, and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

UCC.  “UCC” means the Uniform Commercial Code as enacted and in effect in the State of Delaware and any other applicable state or jurisdiction.

1.2           Terms and Usage Generally.  All references herein to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require.  All exhibits and schedules attached hereto shall be deemed incorporated herein as if set forth in full herein.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to a Person are also to his, her or its successors and permitted assigns.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

ARTICLE II
INTRODUCTORY MATTERS

2.1           Formation.  Pursuant to the Nevada Revised Statutes and the Act, the Company has been converted from a Nevada corporation into a Delaware limited liability company.  To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2           Name.  The name of the Company shall be “Stratosphere Land LLC.” Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

2.3           Principal Office.  As of the Effective Date, the principal place of business of the Company is 2000 Las Vegas Blvd. South, Las Vegas, Nevada.  This principal office may be changed to another location within the State of Nevada as the Member may from time to time determine.

2.4           Other Offices.  The Company may establish and maintain other offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

2.5           Registered Agent and Registered Office.  The registered agent of the Company for service of process shall be as set forth in the Certificate of Formation or as changed by the Member from time to time.  The Company shall have as its registered office in the State of Delaware the street address of its registered agent.

2.6           Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.7           Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including, but not limited to, the power and authority to:

(a)           borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

(b)           conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States or in any foreign country;

(c)           acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, improve, finance, lease, sell, convey, transfer, exchange, demolish or dispose of any real or personal property;

(d)           enter into guarantees and incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any part of its real or personal property, franchises, and income;

(e)           negotiate, enter into, perform, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to contracts of any kind, including without limitation, contracts with the Member or any Affiliate of the Member;

(f)            purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares, members’ interests or other interests in or obligations of domestic or foreign entities, joint ventures or similar associations, general or limited partnerships or natural persons, or direct or indirect obligations of the United States or of any government, state, territory, governmental district and municipality or of any instrumentality of thereof;

(g)           lend money (including to its Member), invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested;

(h)           sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(i)            appoint employees, agents and officers of the Company, and define their duties and fix their compensation;

(j)            indemnify any Person and obtain any and all types of insurance;

(k)           cease its activities and cancel its insurance; and

(l)            pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities.

ARTICLE III
CAPITAL CONTRIBUTIONS

The Member shall have the Interest set forth on Schedule I attached hereto.  The Member shall make any additional Capital Contributions to the Company as it determines to be advisable or necessary.

ARTICLE IV
PROFITS AND LOSSES

4.1           Profits and Losses.  The Company’s profits and losses for any period shall be allocated to the Member.

4.2           Tax Classification.  So long as the Company has only one Member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes, as provided for by Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law.  The Company has not filed and will not file an election to be treated as an association taxable as a corporation pursuant to Treasury Regulations Section 301.7701-3 or any similar state or local provisions or take any other action that would cause it to be an association taxable as a corporation for U.S. federal, state or local income tax purposes.

ARTICLE V
DISTRIBUTIONS

5.1           Operating Distributions.  Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.

5.2           Limitations on Distribution.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI
MEMBERSHIP

6.1           Limitation of Liability.  The Member shall not be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by law or in an agreement signed by the Member.  The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company except as provided herein, nor shall the

Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company.  However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

6.2           Powers of the Member.  The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate or convenient to or for the furtherance of the purpose of the Company, including, without limitation, the power and authority to execute all documents and instruments, perform all duties and powers, and do all things on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company.  The Member is an agent of the Company’s business and the actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company.  The Member shall be the sole Person with the power to bind the Company except and to the extent that such power is expressly delegated to any other Person by the Member in this Agreement or in writing or by oral communication, and such delegation shall not cause the Member to cease to be the Member.

6.3           Election of Manager.  The Company shall not designate, select or appoint a “manager” (as defined in the Act), unless the Articles or this Agreement are amended to so provide.

6.4           Appointment of Officers.

(a)           The Member may, from time to time, appoint any individuals as officers of the Company with such titles as the Member shall determine.  Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation.

(b)           The following Persons shall be the officers of the Company as of the Effective Date and shall hold the office or offices set forth opposite their names until their resignation, death, disqualification or removal:

(i)            Richard P. Brown - Chief Executive Officer and President; and

(ii)           Denise Barton - Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

(c)           Any officer may resign at any time upon written notice to the Member.  Any officer or agent may be removed at any time by the Member at any time with or without cause, subject to the rights, if any, of such Person under any contract with the Company.  Such removal may be documented by a resolution or other writing without the need for an amendment to this Agreement.  Any vacancy in any office shall be filled by the Member.

(d)           The compensation of the officers of the Company shall be fixed by the Member, but this power may be delegated to any officer with respect to other officers under its or their control.

6.5           Duties, Authority and Responsibilities of Officers.  Subject to the authority of the Member to alter such duties, authority and responsibilities, and to appoint officers with other titles, the officers of the Company shall have the duties, authority and responsibilities set forth below:

(a)           President.  The president shall have active executive management of the operations of the Company, subject to the supervision and control of the Member.  The president shall direct the affairs of the Company, with full power and authority on behalf of the Company to execute proxies and to execute powers of attorney appointing other entities the agent of the Company.  If a chief executive officer of the Company has not been appointed, the president may be deemed the chief executive officer.

(b)           Senior Vice President.  The Member may appoint one or more senior vice presidents who shall be vested with all the powers and perform all the duties of the president whenever the president is absent, disabled or otherwise unable to act and such other duties as shall be prescribed by the Member or the president.

(c)           Secretary.  The secretary shall perform all duties incident to the office of secretary, including attending to the giving and service of all notices of the Company, and shall have charge or designate control of membership certificates and such other books and papers as the Member may direct and shall perform such other duties as the Member or president may prescribe.

(d)           Assistant Secretaries.  The Member may appoint one or more assistant secretaries who shall have the powers and perform the duties of the secretary when the secretary is unavailable or unable to act, and who shall have such other powers and perform such other duties as may be prescribed by the Member or the secretary.

(e)           Treasurer.  The treasurer shall keep correct and complete records of account showing accurately at all times the financial condition of the Company and accounts of all monies received and paid on account of the Company, and shall perform all acts incident to the position of treasurer, subject to the control of the Member.  Whenever required by the Member, the treasurer shall render a statement of any or all accounts.  The treasurer shall have custody of all the funds and securities of the Company.  When necessary or proper, the treasurer shall endorse on behalf of the Company for collection checks, notes, and other obligations, and shall deposit all monies to the credit of the Company in such bank or banks or other depository as the Member may designate, and shall sign all receipts and vouchers for payments made by the Company.  The treasurer shall have care and custody of the stocks, bonds, certificates, vouchers, evidence of debts, securities, and such other property belonging to the Company.  If a chief financial officer of the Company has not been appointed, the treasurer may be deemed the chief financial officer of the Company.

(f)            Assistant Treasurers.  The Member may appoint one or more assistant treasurers who shall have the powers and perform the duties of the treasurer when the treasurer is unavailable or unable to act, and who shall have such other powers and perform such other duties as may be prescribed by the Member or the treasurer.

(g)           Execution of Instruments, Deeds and Contracts.  Unless otherwise required by law or authorized or directed by the Member, all checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Company; all deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Company shall be a party; and all assignments or endorsements of stock certificates, registered bonds or other securities owned by the Company may be signed in the name of the Company by any officer.  The Member may authorize the use of the facsimile signatures of any such persons.  Any officer of the Company shall be authorized to attend, act and vote, or designate another officer or an agent of the Company to attend, act and vote, at any meeting of the owners of any entity in which the Company may own an interest or to take action by written consent in lieu thereof.  Such officer at any such meeting or by such written action shall possess and may exercise on behalf of the Company any and all rights and powers incident to the ownership of such interest.

6.6           Compensation of Officers.  The Company shall pay to each officer such salary and other benefits as may be approved from time to time by the Member.

6.7           Expense Reimbursements.  The Company shall reimburse any Officer for all expenses reasonably incurred by such Officer on behalf of the Company or in connection with the performance of such Officer’s obligations hereunder.

6.8           Designation of Authority.  The Member may authorize, in a resolution or other writing, one or more Persons or one or more officers or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the Member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such Persons, officers or employees.

6.9           Transfer of Interest.  The Interest is personal property, and such Interest may be transferred, assigned, pledged, conveyed or otherwise disposed of, in whole or in part, in the sole discretion of the Member.

6.10         Other Ventures.  The Member may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the Member shall have any right in or to any independent venture or activity or the income or profits therefrom.

ARTICLE VII
DISSOLUTION OF THE COMPANY AND
TERMINATION OF A MEMBERSHIP INTEREST

7.1           Dissolution.  The Company shall be dissolved and its affairs wound up as determined by the Member.

7.2           Resignation.  Subject to Section 6.9 and applicable law, the Member may not resign from the Company before the dissolution and winding up of the Company.

7.3           Distribution on Dissolution and Liquidation.  In the event of the dissolution of the Company for any reason (including the Company’s liquidation within the meaning of

Regulation 1.704-1(b)(2)(ii)(g)) the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 7.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           the Member shall oversee the winding up of the Company’s affairs;

(b)           the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

(c)           the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            to the expenses of liquidation;

(ii)           to the payment of the debts and liabilities of the Company, including any loans from the Member;

(iii)          to the setting up of any reserves which the Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Member arising out of or in connection with the Company; and

(iv)          the balance, if any, to the Member.

ARTICLE VIII
LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1           Exculpation.

(a)           No Covered Person shall be liable to the Company or the Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Member or an authorized officer, employee or agent of the Company, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of the Covered Person’s intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

(b)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

8.2           Fiduciary Duty.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, then, to the fullest extent permitted by applicable law, the Covered Person acting under this Agreement shall not be liable to the Company or the Member for its good faith acts or omissions in reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, shall replace such other duties and liabilities of the Covered Person.

8.3           Indemnity.  The Company does hereby indemnify and hold harmless any Covered Person to the fullest extent permitted by the Act.

8.4           Determination of Right to Indemnification.  Any indemnification under Section 8.3, unless ordered by a court or advanced pursuant to Section 8.5 below, shall be made by the Company only as authorized in the specific case upon a determination by the Member that indemnification of the Covered Person is proper in the circumstances.

8.5           Advance Payment of Expenses.  The expenses of a Covered Person incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified by the Company.  The provisions of this subsection do not affect any rights to advancement of expenses to which personnel of the Company other than a Covered Person may be entitled under any contract or otherwise by law.

8.6           Assets of the Company.  Any indemnification under this Article VIII shall be satisfied solely out of the assets of the Company.  No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1           Ownership Certificates; Legend.  The Company may, but is not required to, issue a certificate to the Member to evidence the Interest.  If issued, the Member or any officer of the Company may sign such certificate on behalf of the Company.  The Member may also deem the Interest a “security” under Section 8-102(a)(15) of the UCC; in such event, a legend so stating shall be affixed to any certificate issued to the Member.

9.2           Insurance.  The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

9.3           Complete Agreement.  This Agreement, including any schedules or exhibits hereto, together with the Certificate of Formation, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein.

This Agreement and the Certificate of Formation replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, of the Member.

9.4           Amendments.  This Agreement may be amended only by a writing adopted and signed by the Member.

9.5           Applicable Law; Jurisdiction.  This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflict laws of that State.

9.6           Interpretation.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.  With respect to the definitions in Section 1.1 and in the interpretation of this Agreement generally, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Member and the transactions contemplated herein.  Syntax shall yield to the substance of the terms and provisions hereof.

9.7           Facsimile Copies.  Facsimile copies of this Agreement or any approval or written consent of the Member and facsimile signatures hereon or thereon shall have the same force and effect as originals.

9.8           Severability.  If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

9.9           Waivers.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the Member.

9.10         No Third Party Beneficiaries.  Except as set forth in Article VIII, this Agreement is adopted solely by and for the benefit of the Member and its respective successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[signature appears on following page]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the Effective Date.

STRATOSPHERE LLC

By:	/s/ Denise Barton
	Name:	Denise Barton
	Title:	Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer

SCHEDULE I

Member’s Name:	Stratosphere LLC

Member’s Address:	2000 Las Vegas Blvd. South
Las Vegas, Nevada

Member’s Interest:	100%

I-1